Exhibit 99.1

Bank of the Ozarks, Inc. Announces First Quarter 2012 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 12, 2012--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the quarter ended March 31, 2012 was $18.0 million, a 23.1% increase from $14.6 million for the first quarter of 2011. Diluted earnings per common share for the first quarter of 2012 were $0.52, a 20.9% increase from $0.43 for the first quarter of 2011.

The Company made no FDIC-assisted acquisitions during the first quarter of 2012, and its results for the quarter did not include any acquisition or conversion costs related to any of its seven previous FDIC-assisted acquisitions. During the first quarter of 2011, the Company made one FDIC-assisted acquisition, which resulted in a gain, net of acquisition and conversion costs, of approximately $1.0 million after taxes, or approximately $0.03 of diluted earnings per common share.

On August 16, 2011 the Company completed a 2-for-1 stock split, in the form of a stock dividend, effected by issuing one share of common stock for each share of such stock outstanding on August 5, 2011. All share and per share information contained in this release has been adjusted to give effect to this stock split.

The Company’s returns on average assets and average common stockholders’ equity for the first quarter of 2012 were 1.91% and 16.75%, respectively, compared to 1.77% and 18.16%, respectively, for the first quarter of 2011.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are pleased to report another excellent quarter. Outstanding performance throughout our Company resulted in solid first quarter earnings and significant improvement in our asset quality ratios.”

Loans and leases, excluding loans covered by FDIC loss share agreements (“covered loans”), were $1.89 billion at March 31, 2012 compared to $1.81 billion at March 31, 2011. Including covered loans, total loans and leases were $2.65 billion at March 31, 2012, compared to $2.34 billion at March 31, 2011.

Mr. Gleason stated, “We had excellent origination volume of new loans and leases during the first quarter. Although our outstanding balance of loans and leases, excluding covered loans, increased only $8 million during the quarter, we had an increase of approximately $78 million during the quarter in our unfunded balance of closed loans. At March 31, 2012 our total unfunded balance of closed loans had increased to approximately $391 million, reflecting excellent prospects for growth in future quarters.”

Deposits were $2.93 billion at March 31, 2012 compared to $2.58 billion at March 31, 2011.

Total assets were $3.84 billion at March 31, 2012 compared to $3.33 billion at March 31, 2011.

Common stockholders’ equity was $443 million at March 31, 2012, a 32.2% increase from $335 million at March 31, 2011. Book value per common share was $12.81 at March 31, 2012, a 30.8% increase from $9.79 at March 31, 2011. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common stockholders’ equity to total assets increased to 11.54% as of March 31, 2012 compared to 10.07% as of March 31, 2011. Its ratio of tangible common stockholders’ equity to tangible total assets increased to 11.26% as of March 31, 2012 compared to 9.85% as of March 31, 2011.

NET INTEREST INCOME

Net interest income for the first quarter of 2012 increased 21.5% to $43.8 million compared to $36.1 million for the first quarter of 2011, but decreased 4.4% compared to $45.8 million for the fourth quarter of 2011. Net interest margin, on a fully taxable equivalent (“FTE”) basis, increased 37 basis points to 5.98% in the first quarter of 2012 compared to 5.61% in the first quarter of 2011, but decreased seven basis points compared to 6.05% in the fourth quarter of 2011. Average earning assets were $3.10 billion in the first quarter of 2012 compared to $2.77 billion in the first quarter of 2011 and $3.15 billion in the fourth quarter of 2011.

NON-INTEREST INCOME

Non-interest income for the first quarter of 2012 increased 6.3% to $13.8 million compared to $13.0 million for the first quarter of 2011 and increased 6.5% compared to $13.0 million for the fourth quarter of 2011. Non-interest income for the first quarter of 2011 included a pre-tax bargain purchase gain of $2.95 million on one FDIC-assisted acquisition. The Company made no FDIC-assisted acquisitions in the first quarter of 2012.

Service charges on deposit accounts increased 22.3% to $4.69 million in the first quarter of 2012 compared to $3.84 million in the first quarter of 2011, but decreased 4.9% compared to $4.94 million in the fourth quarter of 2011.

Mortgage lending income increased 61.7% to $1.10 million in the first quarter of 2012 compared to $0.68 million in the first quarter of 2011, but decreased 4.0% compared to $1.15 million in the fourth quarter of 2011.

Trust income for the first quarter of 2012 decreased 1.0% to $0.77 million compared to $0.78 million for the first quarter of 2011, and decreased 4.6% compared to $0.81 million for the fourth quarter of 2011.

Income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, increased 15.4% to $2.31 million in the first quarter of 2012 compared to $2.00 million in the first quarter of 2011, but decreased 2.3% compared to $2.36 million in the fourth quarter of 2011. Other loss share income increased 104.2% to $1.98 million in the first quarter of 2012 compared to $0.97 million in the first quarter of 2011, and increased 32.1% compared to $1.50 million in the fourth quarter of 2011.

Net gains on sales of other assets increased to $1.56 million in the first quarter of 2012 compared to $0.41 million in the first quarter of 2011 and $0.90 million in the fourth quarter of 2011. The net gains on sales of other assets in the first quarter of 2012 were primarily due to net gains on sales of foreclosed assets covered by FDIC loss share agreements.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2012 increased 9.2% to $28.6 million compared to $26.2 million for the first quarter of 2011, but decreased 2.5% compared to $29.3 million for the fourth quarter of 2011. Non-interest expense for the first quarter of 2011 included pre-tax acquisition and conversion costs related to FDIC-assisted acquisitions of approximately $1.4 million. There were no acquisition and conversion costs included in the Company’s results in the first quarter of 2012. The Company’s efficiency ratio for the first quarter of 2012 improved to 47.7% compared to 51.0% for the first quarter of 2011 and 48.1% in the fourth quarter of 2011.

The Company had 113 offices and 1,103 full-time equivalent employees at March 31, 2012 compared to 94 offices and 911 full-time equivalent employees at March 31, 2011.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans, repossessions and foreclosed assets covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. At March 31, 2012, the carrying value of loans covered by loss share was $756 million, foreclosed assets covered by loss share was $72 million and the FDIC loss share receivable was $240 million. At March 31, 2011, the carrying value of loans covered by loss share was $537 million, foreclosed assets covered by loss share was $46 million and the FDIC loss share receivable was $201 million.

Excluding covered loans, nonperforming loans and leases as a percent of total loans and leases improved to 0.61% as of March 31, 2012 compared to 0.77% as of March 31, 2011 and 0.70% as of December 31, 2011.

Excluding loans and foreclosed assets covered by loss share, nonperforming assets as a percent of total assets improved to 0.77% as of March 31, 2012 compared to 1.62% as of March 31, 2011 and 1.17% as of December 31, 2011.

Excluding covered loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases improved to 0.86% as of March 31, 2012 compared to 2.19% as of March 31, 2011 and 1.56% as of December 31, 2011.

The Company’s net charge-offs for the first quarter of 2012 were $3.6 million compared to $3.3 million for the first quarter of 2011 and $4.2 million for the fourth quarter of 2011. The Company’s net charge-offs for the first quarter of 2012 included $2.1 million for non-covered loans and leases and $1.5 million for covered loans. The Company’s net charge-offs for the first quarter of 2011 included $3.3 million for non-covered loans and leases and none for covered loans. The Company’s net charge-offs for the fourth quarter of 2011 included $3.9 million for non-covered loans and leases and $0.3 million for covered loans. Net charge-offs for covered loans are reported net of applicable FDIC loss share receivable amounts.

The Company’s annualized net charge-off ratio for its non-covered loans and leases improved to 0.44% for the first quarter of 2012 compared to 0.72% for the first quarter of 2011 and 0.84% for the fourth quarter of 2011. The Company’s annualized net charge-off ratio for all loans and leases, including covered loans, was 0.55% for both the first quarter of 2012 and the first quarter of 2011 and 0.62% for the fourth quarter of 2011.

For the first quarter of 2012, the Company’s provision for loan and lease losses was $3.1 million, including $1.6 million for non-covered loans and leases and $1.5 million for covered loans, compared to $2.3 million for non-covered loans and leases and no provision for covered loans in the first quarter of 2011, and compared to $4.0 million for non-covered loans and leases and $0.3 million for covered loans in the fourth quarter of 2011.

The Company’s allowance for loan and lease losses was $38.6 million, or 2.04% of total non-covered loans and leases at March 31, 2012, compared to $39.2 million, or 2.17% of total non-covered loans and leases at March 31, 2011, and compared to $39.2 million, or 2.08% of total non-covered loans and leases at December 31, 2011. The Company had no allowance for covered loans at March 31, 2012 or 2011 or December 31, 2011.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Friday, April 13, 2012. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-417-8525 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-203-1112 in the United States and Canada or 719-457-0820 internationally. The passcode for this telephone playback is 1625674. The telephone playback will be available for one week following the call, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying satisfactory sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into additional FDIC-assisted acquisitions or problems with integrating or managing acquisitions; opportunities to profitably deploy capital; the ability to achieve growth in loans, leases and deposits, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, including their effect on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related assets covered by FDIC loss share agreements; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2011 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 113 offices, including 66 Arkansas offices, 27 Georgia offices, 12 Texas offices, four Florida offices, two North Carolina offices, and one office each in South Carolina and Alabama. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended
	March 31,
	2012	2011	% Change
Income statement data:
Net interest income	$43,833	$36,083	21.5%
Provision for loan and lease losses	3,076	2,250	36.7
Non-interest income	13,810	12,990	6.3
Non-interest expense	28,607	26,192	9.2
Net income available to common stockholders	18,009	14,630	23.1

Common stock data:*
Net income per share – diluted	$0.52	$0.43	20.9%
Net income per share – basic	0.52	0.43	20.9
Cash dividends per share	0.11	0.085	29.4
Book value per share	12.81	9.79	30.8
Diluted shares outstanding (thousands)	34,826	34,366
End of period shares outstanding (thousands)	34,571	34,196

Balance sheet data at period end:
Assets	$3,837,382	$3,326,623	15.4%
Loans and leases not covered by loss share	1,893,156	1,807,894	4.7
Allowance for loan and lease losses	38,632	39,225	(1.5)
Loans covered by loss share	755,761	536,748	40.8
Foreclosed assets covered by loss share	71,950	46,132	56.0
FDIC loss share receivable	239,724	200,948	19.3
Investment securities	434,197	390,141	11.3
Goodwill	5,243	5,243	-
Other intangibles – net of amortization	6,455	2,855	126.1
Deposits	2,927,062	2,580,043	13.5
Repurchase agreements with customers	43,686	39,043	11.9
Other borrowings	280,786	282,689	(0.7)
Subordinated debentures	64,950	64,950	-
Common stockholders’ equity	442,646	334,830	32.2
Net unrealized gains (losses) on investment securities AFS included in common stockholders’ equity	10,565	742
Loan and lease including covered loans to deposit ratio	90.50%	90.88%

Selected ratios:
Return on average assets**	1.91%	1.77%
Return on average common stockholders’ equity**	16.75	18.16
Average common equity to total average assets	11.38	9.74
Net interest margin – FTE**	5.98	5.61
Efficiency ratio	47.73	50.97
Net charge-offs to average loans and leases**(1)	0.44	0.72
Nonperforming loans and leases to total loans and leases(1)	0.61	0.77
Nonperforming assets to total assets(1)	0.77	1.62
Allowance for loan and lease losses to total loans and leases(1)	2.04	2.17

Other information:
Non-accrual loans and leases(1)	$11,562	$13,973
Accruing loans and leases – 90 days past due(1)	-	-
Troubled and restructured loans and leases(1)	-	-
ORE and repossessions(1)	17,825	39,820
Impaired covered loans	7,235	-

* Adjusted to give effect to 2-for-1 stock split effective August 16, 2011.
** Ratios for interim periods annualized based on actual days.
(1) Excludes loans and/or foreclosed assets covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	6/30/10	9/30/10	12/31/10	3/31/11	6/30/11	9/30/11	12/31/11	3/31/12
Earnings Summary:
Net interest income	$29,729	$32,768	$33,945	$36,083	$42,476	$44,336	$45,839	$43,833
Federal tax (FTE) adjustment	2,554	2,447	2,341	2,318	2,235	2,256	2,210	2,288
Net interest income (FTE)	32,283	35,215	36,286	38,401	44,711	46,592	48,049	46,121
Provision for loan and lease losses	(3,400)	(4,300)	(4,100)	(2,250)	(3,750)	(1,500)	(4,275)	(3,076)
Non-interest income	9,127	25,183	18,646	12,990	75,058	16,071	12,964	13,810
Non-interest expense	(21,110)	(23,565)	(25,274)	(26,192)	(35,200)	(31,800)	(29,339)	(28,607)
Pretax income (FTE)	16,900	32,533	25,558	22,949	80,819	29,363	27,399	28,248
FTE adjustment	(2,554)	(2,447)	(2,341)	(2,318)	(2,235)	(2,256)	(2,210)	(2,288)
Provision for income taxes	(3,488)	(9,878)	(6,303)	(6,004)	(28,380)	(8,220)	(7,604)	(7,950)
Noncontrolling interest	32	17	17	3	13	17	(15)	(1)
Net income available to common stockholders	$10,890	$20,225	$16,931	$14,630	$50,217	$18,904	$17,570	$18,009

Earnings per common share – diluted *	$0.32	$0.59	$0.49	$0.43	$1.46	$0.55	$0.51	$0.52

Non-interest Income:
Service charges on deposit accounts	$3,933	$4,002	$4,019	$3,838	$4,586	$4,734	$4,936	$4,693
Mortgage lending income	815	1,024	1,495	681	634	815	1,147	1,101
Trust income	794	802	888	782	803	810	811	774
Bank owned life insurance income	534	580	574	568	575	585	580	576
Accretion of FDIC loss share receivable, net of amortization of FDIC clawback payable	271	906	1,252	1,998	2,923	2,861	2,359	2,305
Other loss share income, net	-	295	304	971	984	2,976	1,501	1,983
Gains (losses) on investment securities	2,052	570	226	152	199	638	(56)	1
Gains on sales of other assets	38	267	571	407	705	1,727	899	1,555
Gains on FDIC-assisted transactions	-	16,122	8,859	2,952	62,756	-	-	-
Other	690	615	458	641	893	925	787	822
Total non-interest income	$9,127	$25,183	$18,646	$12,990	$75,058	$16,071	$12,964	$13,810

Non-interest Expense:
Salaries and employee benefits	$8,996	$10,539	$12,351	$11,647	$14,817	$14,597	$15,202	$14,052
Net occupancy expense	2,416	2,782	2,999	3,106	3,775	4,301	3,522	3,878
Other operating expenses	9,587	10,111	9,764	11,211	16,172	12,398	10,106	10,168
Amortization of intangibles	111	133	160	228	436	504	509	509
Total non-interest expense	$21,110	$23,565	$25,274	$26,192	$35,200	$31,800	$29,339	$28,607

Allowance for Loan and Lease Losses:
Balance at beginning of period	$39,774	$40,176	$40,250	$40,230	$39,225	$39,124	$39,136	$39,169
Net charge-offs	(2,998)	(4,226)	(4,120)	(3,255)	(3,851)	(1,488)	(4,242)	(3,613)
Provision for loan and lease losses	3,400	4,300	4,100	2,250	3,750	1,500	4,275	3,076
Balance at end of period	$40,176	$40,250	$40,230	$39,225	$39,124	$39,136	$39,169	$38,632

Selected Ratios:
Net interest margin - FTE**	5.10%	5.31%	5.35%	5.61%	5.80%	5.90%	6.05%	5.98%
Efficiency ratio	50.98	39.02	46.01	50.97	29.39	50.75	48.09	47.73
Net charge-offs to average loans and leases**(1)	0.64	0.88	0.87	0.72	0.85	0.33	0.84	0.44
Nonperforming loans and leases to total loans and leases(1)	0.87	0.90	0.75	0.77	1.09	1.22	0.70	0.61
Nonperforming assets to total assets(1)	2.12	1.85	1.72	1.62	1.39	1.45	1.17	0.77
Allowance for loan and lease losses to total loans and leases(1)	2.11	2.13	2.17	2.17	2.17	2.10	2.08	2.04
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(1)	1.80	1.90	2.02	2.19	2.47	1.89	1.56	0.86

* Adjusted to give effect to 2-for-1 stock split effective August 16, 2011.
** Ratios for interim periods annualized based on actual days.
(1) Excludes loans and/or foreclosed assets covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheets and Net Interest Analysis - FTE (Dollars in Thousands) Unaudited

	Three Months Ended March 31,
	2012			2011
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest earning assets:
Interest earning deposits and federal funds sold	$827	$2	0.81%	$1,884	$3	0.54%
Investment securities:
Taxable	85,906	715	3.35	42,263	427	4.09
Tax-exempt – FTE	349,939	6,516	7.49	351,570	6,604	7.62
Loans and leases – FTE	1,886,441	28,303	6.03	1,827,543	27,882	6.19
Covered loans*	780,969	16,695	8.60	551,629	11,424	8.40
Total interest earning assets – FTE	3,104,082	52,231	6.77	2,774,889	46,340	6.77
Non-interest earning assets	697,528			578,644
Total assets	$3,801,610			$3,353,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$1,550,154	$1,376	0.36%	$1,338,957	$2,266	0.69%
Time deposits of $100,000 or more	396,762	669	0.68	481,032	1,235	1.04
Other time deposits	494,457	870	0.71	464,046	1,279	1.12
Total interest bearing deposits	2,441,373	2,915	0.48	2,284,035	4,780	0.85
Repurchase agreements with customers	38,675	21	0.21	42,595	61	0.58
Other borrowings	299,073	2,700	3.63	297,351	2,672	3.64
Subordinated debentures	64,950	474	2.94	64,950	426	2.66
Total interest bearing liabilities	2,844,071	6,110	0.86	2,688,931	7,939	1.20
Non-interest bearing liabilities:
Non-interest bearing deposits	452,292			314,173
Other non-interest bearing liabilities	69,285			20,207
Total liabilities	3,365,648			3,023,311
Common stockholders’ equity	432,536			326,787
Noncontrolling interest	3,426			3,435
Total liabilities and stockholders’ equity	$3,801,610			$3,353,533

Net interest income – FTE		$46,121			$38,401
Net interest margin – FTE			5.98%			5.61%

* Covered loans are loans covered by FDIC loss share agreements.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217